[COOPERS & LYBRAND LETTERHEAD]




The Directors
Golden State Transport Corporation
Golden State Petro (IOM 1-A) PLC
Golden State Petro (IOM 1-B) PLC
15-19 Athol Street
Douglas
Isle of Man                                                          2 June 1997





Dear Sirs

We hereby consent to the issue of the Registration Statement published by Golden State Transport Corporation with the inclusion therein of our Accountants' Reports on Golden State Petro (IOM 1-A) PLC and Golden State Petro (IOM 1-B) PLC dated 29 May 1997 and the references thereto and to our name in the form and context in which they appear.

Yours faithfully

/s/ Coopers & Lybrand L.L.P.